Exhibit 99.2

EV Energy GP, L.P.
Unaudited Condensed Consolidated Balance Sheet
June 30, 2007
(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$267
Accounts receivable:
Oil and natural gas sales	203
Related party	57
Other	2
Commodity hedge asset	116
Prepaid expenses and other current assets	25
Total current assets	670

Oil and natural gas properties, net of accumulated depreciation, depletion and amortization of $221	7,365
Other property, net of accumulated depreciation and amortization of $4	5
Long-term commodity hedge asset	10
Other assets	1,676
Total assets	$9,726

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$94
Total current liabilities	94

Asset retirement obligations	226
Commodity hedge liability	39
Share-based compensation liability	10
Long-term debt	1,500

Commitments and contingencies

Partners’ capital	7,857
Total liabilities and partners’ capital	$9,726

See accompanying notes to unaudited condensed consolidated balance sheet.

EV Energy GP, L.P.
Notes to Unaudited Condensed Consolidated Balance Sheet

NOTE 1. ORGANIZATION AND NATURE OF BUSINESS

EV Energy GP, L.P. (the “Partnership”) is a Delaware limited partnership formed on April 17, 2006 to become the general partner of EV Energy Partners, L.P. (“EVEP”). EVEP engages in the acquisition, development and production oil and natural gas properties and consummated the acquisition of its predecessors and an initial public offering of its common units effective October 1, 2006. The Partnership’s general partner is EV Management, LLC (“EV Management”), a Delaware limited liability company.

Effective October 1, 2006, EVEP completed its initial public offering of 3.9 million common units at a price of $20.00 per unit, and on October 26, 2006, EVEP closed the sale of an additional 0.4 million common units at a price per unit of $20.00 pursuant to the exercise of the underwriters’ over-allotment option. Net proceeds from the sale of the common units were approximately $76.6 million.

In February 2007, we received a $2.0 million contribution from our partners, and in June 2007, we received a $2.4 million contribution from our partners.

Basis of Presentation

The condensed consolidated balance sheet includes the aggregate results of the operations of the Partnership and all of its subsidiaries (“we,” “our” or “us”). We record our proportionate share of assets, liabilities, revenues and expenses of EVEP. All intercompany accounts and transactions have been eliminated in consolidation. In the Notes to Unaudited Condensed Consolidated Balance Sheet, all dollar amounts in tabulations are in thousands of dollars unless otherwise indicated.

Interim Financial Statements

Our unaudited condensed consolidated balance sheet has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. We believe that the presentations and disclosures herein are adequate to make the information not misleading. The unaudited condensed consolidated balance sheet reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim period.

NOTE 2. SHARE-BASED COMPENSATION

In September 2006, the board of directors of EV Management adopted a long-term incentive plan (the “Plan”) for employees, consultants and directors of EV Management and its affiliates who perform services for EVEP. The Plan allows for the award of unit options, phantom units, restricted units and deferred equity rights, and the aggregate amount of our common units that may be awarded under the plan is 0.8 million units.

In January 2007, EVEP issued 0.1 million phantom units to officers and to directors of EV Management. These phantom units are subject to graded vesting over a two year period. On satisfaction of the vesting requirement, the officers and directors are entitled to either common units or a cash payment equal to the current value of the units. In addition, the officers and directors are entitled to quarterly cash distributions equal to the number of phantom units outstanding and the amount of the cash distribution that we pay on our common units.

EVEP accounts for its share-based compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 - Revised 2004, Share-Based Payment (“SFAS 123(R)”). Since the phantom units are liability awards, the fair value of the units is remeasured at the end of each reporting period based on the current market price of our common units until settlement. Prior to settlement, compensation cost is recognized for the phantom units based on the proportionate amount of the requisite service period that has been rendered to date.

As of June 30, 2007, our proportionate share of the total unrecognized compensation cost related to nonvested phantom units was $0.04 million which is expected to be recognized over a weighted average period of 1.6 years.

EV Energy GP, L.P.
Notes to Unaudited Condensed Consolidated Balance Sheet (continued)

NOTE 3. ACQUISITION

On January 31, 2007, EVEP acquired natural gas properties in Michigan for $71.4 million from certain institutional partnerships managed by one of our partners, and on March 30, 2007, EVEP acquired additional natural gas properties in the Monroe Field in Louisiana for $95.3 million from an institutional partnership managed by one of our partners. These acquisitions were primarily financed with borrowings under EVEP’s credit facility. Our proportionate share of the acquisition costs was $3.3 million.

As EVEP acquired these oil and natural gas properties from institutional partnerships managed by one of our partners, EVEP carried over the historical costs related to our partner’s interests and applied purchase accounting to the remaining interests acquired. As a result, EVEP recorded deemed distributions of $5.8 million that represent the difference between the purchase price allocations and the amounts paid for the acquisitions. Our portion of these deemed distributions was $4.2 million.

On June 27, 2007, EVEP acquired oil and natural gas properties in Central and East Texas from Anadarko Petroleum Corporation for $96.9 million. The acquisition was financed with borrowings under EVEP’s credit facility and proceeds from the June 2007 private placement. Our proportionate share of the acquisition cost was $1.9 million.

The preliminary estimated fair value of our proportionate share of the assets acquired and liabilities assumed at the date of acquisition was as follows:

	Michigan	Monroe	Anadarko
Accounts receivable - oil and natural gas sales	$24	$111	$-
Prepaid expenses and other current assets	39	4	14
Other assets	4	-	-
Oil and natural gas properties	1,287	1,824	2,001
Accounts payable and accrued liabilities	-	(13)	(13)
Asset retirement obligations	(25)	(29)	(64)
Accumulated other comprehensive income	(8)	-	-
Allocation of purchase price	$1,321	$1,897	$1,938

In December 2006, EVEP acquired oil and natural gas properties in the Mid-Continent area in Oklahoma, Texas and Louisiana for $27.6 million. The acquisition was financed with borrowings under EVEP’s credit facility. Our proportionate share of the acquisition cost was $0.6 million.

EV Energy GP, L.P.
Notes to Unaudited Condensed Consolidated Balance Sheet (continued)

NOTE 4. RISK MANAGEMENT

EVEP’s business activities expose it to risks associated with changes in the market price of oil and natural gas. As such, future earnings are subject to change due to changes in these market prices. EVEP uses derivative instruments to reduce our risk of changes in the prices of oil and natural gas. As of June 30, 2007, EVEP had entered into derivative instruments with the following terms:

Period Covered	Index	Hedged Volume (Bbl or MMBtu)	Weighted Average Fixed Price	Weighted Average Floor Price		Weighted Average Ceiling Price
Oil:
Swaps - remainder of 2007	WTI	91,571	$70.181	$		$
Swaps - 2008	WTI	115,140	71.529
Swaps - 2009	WTI	102,446	71.345
Swap - 2010	WTI	36,500	72.000
Collar - 2008	WTI	45,750			62.000		73.950
Collar - 2009	WTI	45,625			62.000		73.900

Natural Gas:
Swaps - remainder of 2007	Dominion Appalachia	570,400	10.265
Swaps - 2008	Dominion Appalachia	988,200	9.750
Swaps - remainder of 2007	NYMEX	1,012,000	8.519
Collar - remainder of 2007	NYMEX	460,000			7.250		9.050
Swaps - 2008	NYMEX	1,464,000	8.848
Collars - 2008	NYMEX	2,196,000			7.667		10.250
Swaps - 2009	NYMEX	1,642,500	7.989
Collars - 2009	NYMEX	2,555,000			7.786		9.500
Swap - 2010	NYMEX	912,500	8.520
Swap - remainder of 2007	MICHCON_NB	368,000	10.255
Collar - remainder of 2007	MICHCON_NB	552,000			8.000		9.270
Swap - 2008	MICHCON_NB	732,000	8.100
Collar -2008	MICHCON_NB	732,000			8.000		9.550
Swap - 2009	MICHCON_NB	1,460,000	8.110
Swaps - remainder of 2007	HOUSTON SC	728,874	7.875
Swap - 2008	HOUSTON SC	1,241,657	8.350
Swap - 2009	HOUSTON SC	1,029,171	8.200

At June 30, 2007, our proportionate share of the fair value associated with these derivative instruments was a net asset of $0.1 million.

As of June 30, 2007, we had AOCI of $0.1 million related to derivative instruments where the hedge designation had been removed. Based on the fair value of these derivative instruments as of June 30, 2007, we anticipate that $0.1 million will be reclassified from AOCI to a component of revenues during the next 12 months when the forecasted production actually occurs.

NOTE 5. LONG-TERM DEBT

As of June 30, 2007, EVEP’s credit facility consists of a $150.0 million senior secured revolving credit facility that expires in September 2011. Borrowings under the facility are secured by a first priority lien on substantially all of EVEP’s assets and the assets of its subsidiaries. EVEP may use borrowings under the facility for acquiring and developing oil and natural gas properties, for working capital purposes, for general corporate purposes and, so long as outstanding borrowings are less than 90% of the borrowing base, for funding distributions to partners. EVEP also may use up to $20.0 million of available borrowing capacity for letters of credit. The facility contains certain covenants which, among other things, require the maintenance of a current ratio (as defined in the facility) of greater than 1.0 and a ratio of total debt to earnings plus interest expense, taxes, depreciation, depletion and amortization expense and exploration expense of no greater than 4.0 to 1.0. As of June 30, 2007, EVEP was in compliance with all of the facility covenants.

EV Energy GP, L.P.
Notes to Unaudited Condensed Consolidated Balance Sheet (continued)

Borrowings under the facility bear interest at a floating rate based on, at EVEP’s election, a base rate or the London Inter-Bank Offered Rate plus applicable premiums based on the percent of the borrowing base that we have outstanding (weighted average interest rate of 7.62% as of June 30, 2007).

Borrowings under the facility may not exceed a “borrowing base” determined by the lenders under the facility based on our oil and natural gas reserves. As of June 30, 2007, the borrowing base under the facility was $111.0 million. The borrowing base is subject to redetermination semi-annually and in connection with material acquisitions or divestitures of properties.

During the six months ended June 30, 2007, EVEP borrowed $243.4 million to finance its acquisitions and repaid $196.4 million of its outstanding debt using proceeds from its private equity offerings in February and June 2007. At June 30, 2007, EVEP had $75.0 million outstanding under the facility. At June 30, 2007, our proportionate share of the amount outstanding under the facility was $1.5 million.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Litigation

We are involved in disputes or legal actions arising in the ordinary course of business. We do not believe the outcome of such disputes or legal actions will have a material adverse effect on our consolidated financial statements.

Environmental Matters

Our past and present operations include activities which are subject to extensive domestic (including U.S. federal, state and local) environmental regulations with regard to air and water quality and other environmental matters. Our environmental procedures, policies and practices are designed to ensure compliance with existing laws and regulations and to minimize the possibility of significant environmental damage.

We expense environmental costs if they relate to an existing condition caused by past operations and do not contribute to current or future revenue generation. Liabilities are recorded when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Recoveries of environmental costs through insurance, indemnification arrangements or other sources are included in other assets to the extent such recoveries are considered probable. As of June 30, 2007, we had no accrual for environmental liabilities.

NOTE 7. NEW ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements, to provide guidance for using fair value to measure assets and liabilities. SFAS No. 157 establishes a fair value hierarchy and clarifies the principle that fair value should be based on assumptions market participants would use when pricing the asset or liability. SFAS No. 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS No. 157 on January 1, 2008, and we have not yet determined the impact, if any, on our condensed consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been selected are reported in earnings. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 159 on January 1, 2008, and we have not yet determined the impact, if any, on our condensed consolidated financial statements.

NOTE 8. SUBSEQUENT EVENT

In July 2007, EVEP entered into a definitive purchase and sale agreement with Plantation Operating, LLC, an EnCap sponsored company, to acquire oil and natural gas properties in the Permian Basin for $160.0 million. The acquisition, which is expected to close by the end of September 2007, is subject to customary closing conditions and purchase price adjustments. EVEP plans to finance the acquisition with borrowings under its credit facility.